TERMINATION AGREEMENT

THIS AGREEMENT OF TERMINATION OF EMPLOYMENT AGREEMENT (this “Agreement”) is made to be effective as of the 19th day of February, 2010, by and between Ohio Legacy Corp., an Ohio corporation (“OLC”), and D. Michael Kramer, an individual resident of the State of Ohio (the “Executive”).

WITNESSETH:

WHEREAS, the Executive and OLC are parties to that certain amended and restated employment agreement dated May 24, 2005, (the “Executive Agreement”);

WHEREAS, OLC and Excel Financial, LLC (including its permitted assigns, “Excel”) are parties to that certain Stock Purchase Agreement dated  November 15, 2009 (the “Purchase Agreement”), pursuant to which Excel will purchase 15,000,000 shares of OLC, which will constitute 76% of OLC’s outstanding shares after the transaction;

WHEREAS, pursuant to Sections 2.04(a)(xiii) and 6.03(h) of the Purchase Agreement, OLC has agreed, as a condition to the closing of the purchase by Excel the Executive Agreement will be terminated;

WHEREAS, the Executive, as a shareholder of OLC, will benefit from the investment in OLC by Excel;

WHEREAS, Excel would not make its investment in the Company if the Executive Agreement remained in effect and the Executive would not benefit from Excel’s investment;

WHEREAS, the Executive desires to terminate the Executive Agreement to facilitate the purchase of shares by Excel; and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the investment by Excel in OLC and the resulting benefit to be received by the Executive and the potential continued employment of the Executive as an “at-will” employee after the closing of the stock purchase, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OLC and the Executive hereby agree as follows:

1.           Effective immediately prior to the consummation of the transactions contemplated by the Purchase Agreement, OLC and the Executive hereby (i) terminate the Executive Agreement, (ii) agree that the Executive Agreement shall be of no further force or effect and (iii) agree that neither OLC nor the Executive will have any further rights or obligations thereunder.  Notwithstanding the foregoing, Sections 6 and 7 regarding nonsolicitation and nondisclosure shall remain in full force and effect.

2.           Notwithstanding anything in this Agreement to the contrary, OLC and the Executive agree that in the event that the closing under the Purchase Agreement does not occur or the Purchase Agreement is terminated: (i) this Agreement will be null and void and will have no force or effect; (ii) neither OLC nor the Executive, nor their respective successors and assigns, will have any rights or obligations hereunder; and (iii) the Executive Agreement will remain in full force and effect as if this Agreement were never entered into.

3.           The Executive acknowledges that the payment of any severance or termination payments to which the Executive may be entitled under the Executive Agreement has been prohibited by the Office of the Comptroller of the Currency and that no such payments will be made in connection with the execution hereof.

4.           The Executive hereby releases any and all rights or claims that the Executive may have against OLC, its directors, officers, affiliates, representatives, agents and successors arising in any way under the Executive Agreement or in any way related to the Executive Agreement.

5.           This Agreement shall be governed in all respects by the laws of the State of Ohio.  This Agreement will be binding upon and inure to the benefit of OLC’s and the Executive’s respective successors and assigns.  This Agreement may be executed in multiple counterparts and by facsimile or electronic transmission, each of which shall be an original and all of which together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Blank; Signatures Follow]

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement to be effective as of date first above written.

EXECUTIVE	OHIO LEGACY CORP.

/s/ D. Michael Kramer	By:	/s/ Daniel H. Plumly
D. Michael Kramer	Name:	Daniel H. Plumly
	Title:	Secretary